Exhibit 99.1

Cognex Reports Results for the First Quarter of 2020

NATICK, Mass.--(BUSINESS WIRE)--April 27, 2020--Cognex Corporation (NASDAQ: CGNX) today reported financial results for the first quarter of 2020. Table 1 below shows selected financial data for Q1-20 compared with Q1-19 and Q4-19.

Table 1 (Dollars in thousands, except per share amounts)
	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q1-20	$167,235	$20,477	$0.12	$0.11
Prior year’s quarter: Q1-19	$173,484	$33,104	$0.19	$0.17
Change: Q1-19 to Q1-20	(4%)	(38%)	(37%)	(35%)
Prior quarter: Q4-19	$169,769	$80,327	$0.46	$0.11
Change: Q4-19 to Q1-20	(1%)	(75%)	(74%)	0%

*Non-GAAP net income per diluted share excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release. Notably, Cognex recorded tax adjustments in Q4-19 that together resulted in a discrete tax benefit of $61 million, or $0.35 per share.

“Our Q1 results were in line with our guidance, but that is little comfort in these very challenging times,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “The risks to our ongoing success have increased significantly due to the economic impact of the limitations on travel and other restrictive measures mandated by governments around the world in recent weeks. We are fortunate to have an experienced management team, a very strong balance sheet, and a unique corporate culture that will help us navigate through this difficult period and emerge in an even stronger position relative to our competitors, as we have done in prior downturns.”

“Companies around the world, including ours, are facing significant disruptions in their businesses,” said Robert J. Willett, Chief Executive Officer of Cognex. “While some customers are accelerating activity, notably companies in China and in e-commerce fulfillment, many others are struggling to implement capital spending plans or are putting those investments on hold. Cognoids are adapting to this new reality and are moving quickly as they endeavor to support the evolving needs of our customers, manage our supply chain through disruption, and continue our product development efforts.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2020

  Revenue decreased by 4% from Q1-19 and 1% from Q4-19 as expected. The decline in revenue, both year-on-year and sequentially, was primarily due to continued weakness in sales to the automotive sector and other industrial end markets. The COVID-19 outbreak had a modest adverse impact on business in Q1-20, primarily near the end of the quarter.
  Gross margin was 75% for Q1-20 compared with 73% for Q1-19 and 74% for Q4-19. The increase was mainly attributable to a favorable mix towards higher-margin products.
  Research, Development & Engineering (RD&E) expenses increased by 19% from Q1-19 and 9% from Q4-19. The increase in RD&E year-on-year reflects incremental costs associated with Sualab Co., Ltd. (Sualab), which Cognex acquired in Q4-19. The increase in RD&E on a sequential basis is due, in part, to a reset of annual incentive compensation plans at the beginning of the year with relevant performance goals for 2020 and higher stock-based compensation expense, both of which also contributed to the year-on-year increase.
  Selling, General & Administrative (SG&A) expenses increased by 3% from Q1-19 and decreased by 7% from Q4-19. SG&A increased year-on-year due to investments to support the company’s strategic priorities, higher incentive compensation costs as described above, and higher stock-based compensation expense. These increases were partially offset by lower travel and entertainment costs, material and supplies, and contract labor. On a sequential basis, SG&A decreased due to lower travel and entertainment costs and a true-up of accruals for incentive compensation at year end that did not repeat.
  The effective tax rate was 11% in Q1-20, 7% in Q1-19, and (250)% in Q4-19. Excluding discrete tax adjustments, the tax rate was 17%, 15%, and 18%, respectively (tax adjustments are summarized in Exhibit 2). Notably, Cognex recorded discrete tax items in Q4-19 that together resulted in a tax benefit of $61 million. The two largest components of this tax benefit related to changes to the company’s corporate tax structure due to government legislation and movement of acquired intellectual property between different tax jurisdictions.

Balance Sheet Highlights – March 29, 2020

  Cognex’s financial position as of March 29, 2020 continued to be strong, with $845 million in cash and investments and no debt. In Q1-20, Cognex generated approximately $65 million in cash from operations, and paid out $51 million to repurchase its common stock and nearly $10 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock, subject to market conditions and other relevant factors.

Financial Outlook – Q2 2020

  The impact of the COVID-19 outbreak has expanded and accelerated into Q2-20 as Cognex has noted lower demand for its products in certain industries, additional disruptions to the supply chain, longer customer delivery times, higher delivery costs, and further shutdowns of customer facilities.
  Given the degree of global economic uncertainty, Cognex is providing less specific guidance for Q2-20. In that regard, Cognex expects to report a decline in both revenue and earnings per share, excluding discrete tax items, for Q2-20 on both a year-on-year and sequential basis. In addition, gross margin for Q2-20 is expected to be in the mid-70% range and lower than the gross margin reported for Q1-20. Operating expenses are expected to decline by greater than 10% from Q1-20 as a result of lower discretionary spending. The effective tax rate is expected to be 17%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock-based compensation expense for calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations). Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Thursday, April 30, 2020. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13700597.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 2 million image-based products, representing over $7 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, the expected impact of the COVID-19 outbreak on Cognex’s business and results of operation, customer order rates and timing of related revenue, future product mix, research and development activities, investments, strategic plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include (1) the impact, duration, and severity of the COVID-19 outbreak, (2) current and future conditions in the global economy, including the impact of the COVID-19 outbreak and the imposition of tariffs or export controls; (3) the loss of, or curtailment of purchases by, a large customer; (4) the reliance on revenue from the consumer electronics or automotive industries; (5) the inability to penetrate the logistics industry and other new markets; (6) the inability to achieve significant international revenue; (7) fluctuations in foreign currency exchange rates and the use of derivative instruments; (8) information security breaches or business system disruptions; (9) the inability to attract and retain skilled employees; (10) the failure to effectively manage our growth; (11) the reliance upon key suppliers to manufacture and deliver critical components for our products; (12) the failure to effectively manage product transitions or accurately forecast customer demand; (13) the inability to design and manufacture high-quality products; (14) the technological obsolescence of current products and the inability to develop new products; (15) the failure to properly manage the distribution of products and services; (16) the inability to protect our proprietary technology and intellectual property; (17) our involvement in time-consuming and costly litigation; (18) the impact of competitive pressures; (19) the challenges in integrating and achieving expected results from acquired businesses, including the recent acquisition of Sualab; (20) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; and (21) exposure to additional tax liabilities; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019 and Form 10-Q for the fiscal quarter ended March 29, 2020. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts
	Three-months Ended
	March 29, 2020	December 31, 2019	March 31, 2019

Revenue	$167,235	$169,769	$173,484
Cost of revenue (1)	41,200	44,871	46,284
Gross margin	126,035	124,898	127,200
Percentage of revenue	75%	74%	73%
Research, development, and engineering expenses (1)	35,946	32,991	30,242
Percentage of revenue	21%	19%	17%
Selling, general, and administrative expenses (1)	69,138	74,300	66,811
Percentage of revenue	41%	44%	39%
Operating income	20,951	17,607	30,147
Percentage of revenue	13%	10%	17%
Foreign currency gain (loss)	(3,003)	894	(248)
Investment and other income	5,046	4,420	5,832
Income before income tax expense	22,994	22,921	35,731
Income tax expense (benefit)	2,517	(57,406)	2,627
Net income	$20,477	$80,327	$33,104
Percentage of revenue	12%	47%	19%

Net income per weighted-average common and common-equivalent share:
Basic	$0.12	$0.47	$0.19
Diluted	$0.12	$0.46	$0.19

Weighted-average common and common-equivalent shares outstanding:
Basic	172,408	171,607	171,098
Diluted	175,602	175,500	175,607

Cash dividends per common share	$0.055	$0.055	$0.050
Cash and investments per common share	$4.92	$4.90	$5.03
Book value per common share	$7.73	$7.86	$6.93

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$354	$390	$451
Research, development, and engineering	5,366	4,115	4,467
Selling, general, and administrative	9,070	7,642	7,363
Total stock-based compensation expense	$14,790	$12,147	$12,281

Exhibit 2
COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts
	Three-months Ended
	March 29, 2020	December 31, 2019	March 31, 2019
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$20,951	$17,607	$30,147
Stock-based compensation expense	14,790	12,147	12,281
Operating income (Non-GAAP)	$35,741	$29,754	$42,428
Percentage of revenue (Non-GAAP)	21%	18%	24%

Net income (GAAP)	$20,477	$80,327	$33,104
Stock-based compensation expense	14,790	12,147	12,281
Tax effect on stock-based compensation expense	(2,564)	(1,917)	(2,222)
Discrete tax benefit related to employee stock-based compensation	(1,680)	(1,925)	(2,730)
Net income (Non-GAAP)	$31,023	$88,632	$40,433
Percentage of revenue (Non-GAAP)	19%	52%	23%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.12	$0.46	$0.19
Per share impact of non-GAAP adjustments identified above	0.06	0.05	0.04
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.18	$0.51	$0.23

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,602	175,500	175,607

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$22,994	$22,921	$35,731

Income tax expense (benefit) (GAAP)	$2,517	$(57,406)	$2,627
Effective tax rate (GAAP)	11%	(250)%	7%

Tax adjustments:
Discrete tax benefit related to employee stock options	1,680	1,925	2,730
Discrete tax expense related to migration of acquired IP	—	(28,528)	—
Discrete tax benefit related to change in tax structure	—	87,500	—
Other discrete tax events	(242)	602	3
Income tax expense excluding tax adjustments (Non-GAAP)	$3,955	$4,093	$5,360
Effective tax rate (Non-GAAP)	17%	18%	15%

Net income excluding tax adjustments (Non-GAAP)	$19,039	$18,828	$30,371
Percentage of revenue (Non-GAAP)	11%	11%	18%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.12	$0.46	$0.19
Per share impact of non-GAAP adjustments identified above	(0.01)	(0.35)	(0.02)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.11	$0.11	$0.17

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,602	175,500	175,607

Exhibit 3
COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands
	March 29, 2020	December 31, 2019
Assets
Cash and investments	$845,396	$845,353
Accounts receivable	100,463	103,447
Inventories	54,985	60,261
Property, plant, and equipment	86,702	89,443
Operating lease assets	17,346	17,522
Goodwill and intangible assets	280,316	282,935
Deferred tax assets	450,280	449,519
Other assets	49,589	37,455

Total assets	$1,885,077	$1,885,935

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$80,150	$70,065
Deferred revenue and customer deposits	26,252	14,432
Operating lease liabilities	17,966	17,973
Income taxes	99,498	93,009
Deferred tax liabilities	330,532	332,344
Other liabilities	3,186	2,402
Shareholders' equity	1,327,493	1,355,710

Total liabilities and shareholders' equity	$1,885,077	$1,885,935

Contacts

Contacts:
Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com